Exhibit 10.1



                                  iParty Corp.


        COMPENSATION ARRANGEMENTS WITH INDEPENDENT DIRECTORS FOR SERVICE
         COMMENCING AFTER ELECTION AT THE ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 8, 2005


Equity Compensation

         Each independent director (i.e., each of Daniel DeWolf, Frank Haydu, Eric Schindler, and Joseph Vassalluzzo) shall be granted an option as of June 8, 2005 exercisable for the purchase of 40,000 of iParty's common stock in respect of his service as a director, plus an additional 20,000 shares for serving on one committee of iParty's board of directors, and 10,000 additional shares for service on each additional board committee. Each such option shall have an exercise price equal to the market price of iParty's common stock at the close of business on the grant date, and shall vest in full on December 10, 2005.

         Accordingly, each of Messrs. DeWolf, Haydu, and Schindler shall be granted an option exercisable for 80,000 shares (in respect of their service as directors and, in each case, their service on the audit, compensation, and nominating committees). Mr. Vassalluzzo shall be granted an option exercisable for 70,000 shares (in respect of his service as a director and his service on the nominating and real estate committees).

         Each of these stock option grants shall be made pursuant to iParty's Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan.


Cash Compensation

         Mr. Haydu shall be paid $10,000 in cash for serving as chairman of the audit committee.